Exhibit 5.4

The Pinnacle Building	Post Office Drawer 119
190 East Capitol Street, Suite 100	Jackson, Mississippi 39205
Jackson, Mississippi 39201	Facsimile: 601.960.6902
Telephone: 601.948.3101

August 11, 2016

Vista Outdoor Inc.

262 North University Drive

Farmington, Utah 84025

RE:                           Registration Statement on Form S-4 (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of $350,000,000 aggregate principal amount of 5.875% Senior Notes due 2023 (the “Exchange Securities”) by Vista Outdoor Inc., a Delaware corporation (the “Issuer”)

Ladies and Gentlemen:

We have acted as Mississippi counsel to Primos, Inc., a Mississippi corporation and subsidiary of the Issuer (the “Company”), in connection with the registration under the Securities Act by the Issuer of the Exchange Securities and the guarantors listed on Schedule A to this opinion letter (the “Guarantors”) of the guarantees of the payment of principal and interest on the Exchange Securities (the “Exchange Securities Guarantees”). The Issuer is offering to exchange up to $350,000,000 of the Exchange Securities for an equal aggregate principal amount of its outstanding unregistered 5.875% Senior Notes due 2023 (the “Initial Securities”) and to exchange the Exchange Securities Guarantees for the guarantees of the Initial Securities (the “Initial Securities Guarantees”) (the “Exchange Offer”).

The Initial Securities and the Initial Securities Guarantees have been, and the Exchange Securities and Exchange Securities Guarantees will be, issued pursuant to that certain Indenture, dated as of August 11, 2015 (the “Base Indenture”), by and among the Issuer, the guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by that certain First Supplemental Indenture, dated as of August 11, 2015 (the “First Supplemental Indenture”), by and among the Issuer, the guarantors named therein, and the Trustee, and by that certain Second Supplemental Indenture, dated as of August 9, 2016 (the “Second Supplemental Indenture”), by and among the Issuer, the guarantors named therein, and the Trustee (the Base Indenture,  the First Supplemental Indenture, and the Second Supplemental Indenture are collectively, the “Indenture”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (the “Documents”):

A.    the Indenture;

B.    the Registration Rights Agreement, dated as of August 11, 2015, by and among the Issuer, the guarantors named therein, and Morgan Stanley & Co. LLC, as the initial purchaser (the “Rights Agreement”);

C.    the Registration Statement;

D.    the Articles of Incorporation of the Company, dated November 8, 1984, as amended October 27, 1986, December 22, 1986, and November 13, 1992 (the “Articles”);

E.    the Bylaws of the Company, as amended December 1, 1999, and June 26, 1997 (the “Bylaws”);

F.     the Written Consent of the Board of Directors of the Company, dated August 3, 2015, regarding the Indenture (the “Resolutions”); and

G.    the Secretary’s Certificate of the Company, dated August 11, 2015, certifying as to (a) the Articles, (b) the Bylaws, (c) the Resolutions, and (d) the incumbency and authorization of certain officers of the Company; and that certain Bring Down Certificate of the Company, dated August 11, 2016, with respect to such matters; and

H.    that certain Certificate of Good Standing of the Secretary of State of the State regarding the Company and issued on August 9, 2016 (the “Good Standing Certificate”).

The Indenture and the Rights Agreement are collectively referred to in this opinion letter as the “Exchange Documents”. The term “State” refers to the State of Mississippi, but such term does not include municipalities or similar political subdivisions. The term “State Laws” refers to the present, published laws of the State. As used in this opinion letter, the expressions “to our knowledge” or “known to us” with reference to matters of fact refer to the current actual knowledge of the attorneys within the firm with primary responsibility for the transactions covered by this opinion letter.

As to certain matters of fact in forming the basis of our opinions set forth below, we have, with your permission, relied only upon our examination of, and the representations of the Company in, the Documents. We have not reviewed any documents other than the Documents, and we have not independently established the facts upon which we have so relied, provided that during the course of our representation of the Company, nothing has come to our attention that would cause our reliance to not be justified.

With your permission in rendering our opinions below, we have assumed the following:

A.    (1) the genuineness of all signatures to the Documents, the legal capacity of all persons executing the Documents, and the Documents were executed by the individuals named in the Resolutions as being so authorized; (2) the authenticity of all Documents submitted to us as originals; and (3) the conformity to authentic originals of the Documents of those Documents submitted to us as certified, conformed, electronic, or photostatic copies, and that such copies are complete in all respects;

B.    other than the Company, each party to the Exchange Documents (1) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed, and (2) has and will have the full power, authority, and legal right to execute, deliver, and perform their respective obligations under the Exchange Documents;

C.    each Exchange Document has been duly authorized, executed, and delivered by the parties thereto (other than the Company), and the Exchange Documents constitute the legal, valid, and binding obligations of each party to the Exchange Documents, enforceable against each such party in accordance with its terms;

D.    the execution, delivery, and performance by each party of its obligations under the Exchange Documents do not and will not conflict with, contravene, violate, or constitute a default under (1) the organizational and governance documents of such parties (other than the Company), (2) any lease, indenture, instrument, or other agreement to which such party or its property is subject, (3) any rule, law, or regulation to which such party is subject (other than the Company with respect to State Law), or (4) any order or decree of any governmental authority, provided that to our knowledge, there are no such orders or decrees; and

E.    the Issuer, the Company (other than with respect to State Law), and all related parties to the Exchange Offer have obtained all necessary consents and authorizations to consummate the transactions contemplated by the Exchange Documents, and the Company has not entered into any agreement with any governmental authority requiring any consent or approval, provided that to our knowledge, there are no such agreements.

Based on the foregoing and subject to exceptions and qualifications below in this opinion letter, we are of the opinion that:

A.    Based solely upon the Good Standing Certificate, the Company is a Mississippi corporation that is validly existing and in good standing in the office of the Secretary of State of the State.

B.    The Exchange Documents have been duly authorized, executed, and delivered by the Company, and the Company has the requisite corporate power and authority to perform its obligations under the Exchange Documents and the Exchange Securities Guarantees.

C.    The Exchange Securities Guarantee has been duly authorized by the Company, and upon the execution, delivery, and authentication of the Exchange Securities in accordance with the terms of the Indenture, the Exchange Securities Guarantee of the Company will have been duly issued.

D.    The issuance of the Exchange Securities Guarantee by the Company and the performance of by the Company of its obligations under the Indenture will not (1) conflict with the Articles or Bylaws, (2) violate any State Laws applicable to the Company, or (3) require the approval of or filing with any governmental authority of the State.

Our opinions rendered below are also subject to the following exceptions and qualifications:

A.    Our opinions are limited to State Laws, provided that we do not express any opinion as to any securities registration or antifraud laws and regulations of the State. We do not render any opinions other than those expressly stated in this opinion letter, and no other opinions should be implied. We are opining as to the matters herein only as of the date hereof without any obligation on our part to update this opinion.

B.    Our opinions are subject to the effect of: (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, preference, liquidation, conservatorship, or other similar laws affecting creditors’ rights generally, and such duties and standards as are or may be imposed on creditors (including, without limitation, good faith, materiality, reasonableness, and fair dealing) under any applicable law or judicial decision; and (2) general principles of equity and public policy, regardless of whether arising in an action at law or in equity.

C.    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We also consent to the reliance on this opinion by Cravath, Swaine & Moore LLP (“Cravath”) solely for the purposes of Cravath’s opinion letter regarding the Exchange Offer, dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Yours truly,

/s/ Brunini, Grantham, Grower & Hewes, PLLC

Schedule A

Guarantors

Guarantor Name Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization

Advanced Arrow S. de R.L. de C.V.	Mexico
Bee Stinger, LLC	Delaware
Bollé America, Inc.	Delaware
Bollé Inc.	Delaware
Bushnell Group Holdings, Inc.	Delaware
Bushnell Holdings, Inc.	Delaware
Bushnell Inc.	Delaware
Caliber Company	Delaware
CamelBak Acquisition Corp.	Delaware
CamelBak Products, LLC	Delaware
Double Bull Archery, Inc.	Minnesota
Eagle Industries Unlimited, Inc.	Missouri
Eagle Mayaguez, LLC	Missouri
Eagle New Bedford, Inc.	Missouri
Federal Cartridge Company	Minnesota
Gold Tip, LLC	Delaware
Hydrosport, S. de R.L. de C.V.	Mexico
Jimmy Styks LLC	California
Michaels of Oregon Co.	Oregon
Mike’s Holding Company	Oregon
Millett Industries	California
Night Optics USA, Inc.	California
Old WSR, Inc.	Delaware
OPT Holdings, Inc.	Delaware
Primos, Inc.	Mississippi
Savage Arms, Inc.	Delaware
Savage Range Systems, Inc.	Delaware
Savage Sports Corporation	Delaware
Savage Sports Holdings, Inc.	Delaware
Serengeti Eyewear, Inc.	New York
Stoney Point Products Inc.	Minnesota
Tasco Holdings, Inc.	New York
Tasco Optics Corporation	New York
Vista Commercial Ammunition Company Inc.	Delaware
Vista Commercial Ammunition Holdings Company Inc.	Delaware
Vista Outdoor Operations LLC	Delaware
Vista Outdoor Sales LLC	Delaware